                                                                    Exhibit 10.3


[Aurora Letterhead]                                          11432 Lackland Road
                                                             St. Louis, MO 63146
                                                             (314) 801-2300

8/14/02

Gilster Mary Lee
Don Welge
P.O. Box 22
Chester, IL  62233

Dear Don,

As discussed earlier this morning, the following is Aurora's proposal for a change in our Manufacturing Agreement.

1. That a "..." per case increase on layer cake and RTS frosting be applied beginning with shipments starting the day after Gilster forwards a cost master reflecting the change.

2. Payment terms will be revised to "..." with a wire transfer occurring on each Wednesday for invoices reaching "..." days within that calendar week.

3. A wire transfer on Wednesday of each week will pay invoices that have reached "..." days as of the wire transfer date.

4. On an annualized basis, if Aurora produces at any Gilster Mary Lee facility in excess of "..." cases of product, Gilster will reduce the tolling charge by "..." per case for all cases produced in excess of the base volume of "..." cases. This reduction will be reflected on a revised cost from Gilster Mary Lee.

This counter proposal can be implemented with your signature below and upon the e-mailed transfer of the revised cost master, mentioned above.

Thank you for your time and I look forward to a signed response.



All the Best,

/s/ Doug Sherman
----------------
Doug Sherman



/s/ Don Welge
-------------
Don Welge - Gilster Mary Lee